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                                                                    EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT


This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 26th day of March, 2004, by and between GX Technology Corporation, a Texas corporation (the "Company"), located at 5847 San Felipe, Suite 3800, Houston, Texas 77057 and Michael K. Lambert ("Executive"), located at 5034 Yarwell Drive, Houston, Texas 77096.

                            SECTION 1 - DEFINITIONS

1.1  "Party" or "Parties" - references either Company or Executive or both.

1.2 "Board" - the Board of Directors of Company or the Board of Directors of any successor company created by a Change of Control.

1.3  "Compensation" - remuneration to Executive, as defined in Section 3.

1.4 "Public Offering" - the sale of shares of the Company's common stock, approved by the Board, in an underwritten public offering, registered under the Securities Act of 1933, as amended from time to time. The completion of a Public Offering shall not constitute a Change of Control, as defined in Paragraph 1.4 above.

1.5 "Change of Control" - is deemed to have occurred when one or more of the following events occur: a) prior to a Public Offering (i) as a result of a transaction or series of transactions, the Company's shareholders who were shareholders immediately prior to such transaction(s) own, directly or indirectly, securities representing less than 50% of the combined voting power of the Company's then outstanding securities (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise); (ii) as a result of a transaction or series of transactions, the Company's shareholders who were shareholders immediately prior to such transaction(s) no longer own, directly or indirectly, securities possessing the voting power sufficient to elect the Company's board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (iii) any sale or transfer of all or substantially all (substantially being more than 50%) of the assets of the Company, or b) following a Public Offering (i) any transaction or series of transactions that results in all or substantially all (substantially being more than 50%) of the outstanding securities of the Company becoming owned or controlled by one company or business entity (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise); or (ii) any transaction or series of transactions that results in the possession by one company or business entity of voting power sufficient to elect the Company's Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise).

1.6  "Change of Control Date" - the effective date of any Change of Control.
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1.7  "Termination Date" - the date of the termination of this Agreement.

1.8 "Termination Payments" - The payments, associated benefits and vesting of stock options due to Executive upon termination of this Agreement, as defined in Section 8.

1.9 "Termination Period" - The time period that Executive will receive Termination Payments from Company, as defined in Section 8.

                   SECTION 2 - JOB TITLE AND JOB DESCRIPTION

Upon the effective date of this Agreement, Executive holds the job title of President and Chief Executive Officer at Company, located in Houston. Executive's Job Description includes all of the responsibilities and functions normally associated with the position of President and Chief Executive Officer in other companies of similar size and scope to Company.

                            SECTION 3 - COMPENSATION

The Company agrees to provide the following Compensation to Executive. Both the Company and Executive acknowledge that such Compensation is fair and adequate remuneration for Executive's services, and for the mutual promises defined herein.

     o "Salary" - a base salary of $220,000 per annum, payable semi-monthly, in accordance with the Company's ordinary payroll policies. The Salary may be increased periodically, at the sole discretion of the Board.

     o    "Supplemental Compensation" - an annual bonus calculated as follows:

               o An annual bonus of approximately 100% of Salary, subject to the Company meeting its overall projected annual financial and business goals. If Company falls short of meeting its overall projected annual financial and business goals then the bonus may be reduced, at the discretion of the Board.

               o The annual bonus will be paid within thirty days of the availability of the final audited financial statements for the then preceding fiscal year.

     o "Stock Options" - Company stock options, issued to Executive under the terms of the Company stock option plan and issued at the sole discretion of the Board.

     o "Benefits" - all incidental benefits of employment received by other executives of the Company as set forth by the Board including medical insurance, life insurance, retirement plans and any other similar benefit in effect from time to time, and will be subject to all of the regularly established employee policies for executives of the Company.

     o Expense reimbursement - reimbursement for reasonable expenses, including, but not limited to, travel expenses, lodging expenses, meals or entertainment expenses, that Executive may incur in the performance of the duties and obligations under this Employment Agreement; provided, however, that Executive shall submit receipts or


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          other documentation to the Company to verify such expenses prior to any reimbursements, in accordance with the rules promulgated by the Internal Revenue Service.

                          SECTION 4 - RESPONSIBILITIES

4.1 Executive covenants and agrees that he will faithfully and diligently perform the services and functions commensurate with Executive's position in the Company, throughout the term of this Agreement. Executive may, however, devote reasonable periods of time in connection with speaking engagements, charitable and community activities and serving as a director, officer or committee member of any organization, if such activities enhance the business of the Company, do not substantially interfere with the performance of the Executive's duties hereunder, and do not violate any other provisions of this Agreement.

4.2 The Executive will have the duties, functions, responsibilities and authority customarily associated with the position that the Executive holds, as well as such additional duties appropriate to such office that he may, from time to time, be directed to perform by the Board.

4.3 Executive acknowledges and agrees that he has a fiduciary duty of loyalty to the Company, and that he will not engage in any activity that will or would, in any way, materially harm the business, business interests or reputation of the Company.

4.4 Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive, and Executive will not on his own behalf, or as another's agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by Executive's position with the Company, other than as an employee of the Company pursuant to this Agreement.

                           SECTION 5 - NONDISCLOSURE

5.1 Executive acknowledges and agrees that, prior to and subsequent to the execution of this Agreement, Executive has had, and will have access to certain confidential and highly sensitive information relating to the Company, incident to his employment by the Company, including, but not limited to, information pertaining to: (i) the identity of the Company's customers, suppliers and prospects for new supplier or customer relationships; (ii) the special needs of the Company's customers and suppliers; (iii) confidential market studies; (iv) pricing studies, information and analyses; (v) current and prospective products and inventories; (vi) business projections; (vii) business plans and strategies; (viii) financial statements and information; (ix) special processes, procedures and services of the Company and its suppliers. Executive acknowledges and agrees that this confidential and highly sensitive information, if disclosed, could place the Company at a competitive disadvantage. Consequently, Executive acknowledges and agrees that such confidential and highly sensitive information constitutes either a Trade Secret or Confidential Information, and Executive acknowledges and agrees not to disclose such confidential and highly sensitive information to any person who is not a current employee


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     or Board member of the Company at any time prior, or for three (3) years subsequent, to the termination (whether the termination is with or without cause) of this Agreement without the express written consent of the Company.

5.2 As used herein: "Trade Secret" shall mean any technical or scientific information, design, process, procedure, formula or improvement, or any portion or phase thereof, whether or not patentable, that is of value to the Company and is not generally known to competitors of the Company. Trade Secrets include but are not limited to unpatented information relating to development, manufacture or servicing of the Company's products and services, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans, computer software, including source and object codes, flow charts, algorithms, work flows, doctrines, sub-routines, design concepts and related documentation and manuals. Trade Secrets also include any information described above which the Company obtains from another Party and which the Company treats as proprietary or designates as Trade Secrets.

5.3 As used herein, "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company. Confidential Information shall include but is not limited to lists of the Company's current or potential customers, the identity of various suppliers, information about the Company's executives and employees, financial information, marketing techniques, price lists, pricing policies and the Company's business methods. Confidential Information also includes any information described above which the Company obtains from another Party and which the Company treats as proprietary or designates as Confidential Information. Confidential Information does not include any of the foregoing items if they become publicly known and/or are made generally available by Company through no wrongful act of Executive or by others who were under confidentiality obligations.

5.4 Executive will not discuss the existence of this Agreement or the terms contained herein, with any employee, contractor or agent of Company, except Executive will be free to discuss this Agreement with the his/her direct Supervisor and with any other Company manager, in the Executive's direct reporting structure. Executive will not discuss the existence of this Agreement or the terms contained herein, to any person who is not an employee of Company, except for direct family members and financial, tax or legal professionals.

                             SECTION 6 - INVENTIONS

6.1 Executive agrees to promptly disclose to the Company any and all inventions, discoveries, improvements, trade secrets, formulas, compositions, code, designs, programs, techniques, processes, and know-how, whether or not reduced to writing or practice, conceived by Executive during the period of his employment, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of the Company, or which result from use of the Company's premises or property (the work being hereinafter collectively referred to as the "Intellectual Property"). Further, Executive shall disclose in confidence to the Company


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     all patent and copyright applications filed by or on behalf of Executive during the term of his employment and, to the extent such application relates to the Intellectual Property of the Company at the date Executive's employment terminates, for a period of twelve (12) months thereafter.

6.2 Executive acknowledges and agrees that during the term of this Agreement and as further provided herein, all the Intellectual Property will be the sole property of the Company or any other entity designated by it, and Executive hereby assigns to the Company the Executive's entire right and interest in and to all Intellectual Property. Executive further agrees as to all Intellectual Property to reasonably assist the Company (at the Company's expense) to obtain and from time to time enforce patents and copyrights on the Intellectual Property in any and all countries during the term of this Agreement. To that end, by way of illustration but not limitation, Executive will testify in any suit or other proceeding involving any of the Intellectual Property, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents and copyrights thereon and enforcing same, and execute all necessary assignments thereof to the Company or persons designated by it.

6.3 Executive's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Intellectual Property shall continue beyond the termination of his employment, but the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent by Executive at the Company's request on such assistance and the Company's requests for assistance shall be reasonable in light of Executive's then existing commitments.

6.4 Executive hereby irrevocably appoints the Company, and its duly authorized officers and agents, as Executive's agent and attorney-in-fact to act for and on behalf of Executive in filing all patent and copyright applications, amendments, renewals, and all other appropriate documents in any way related to Intellectual Property. The Company will promptly notify Executive following any such filing, provided that the Company will not be obligated to make such notification if as a result the Company would be in violation of any agreement or order to which it is subject or bound.

6.5 For the purposes of this Agreement, an invention or other Intellectual Property is deemed to have been made or conceived during the duration of employment if during such time, the invention or other Intellectual Property was conceived or first actually reduced to writing or practice.

                              SECTION 7 - REMEDIES

7.1 In the event that Executive violates any of the provisions set forth in Sections 4 through 6 of this Agreement relating to responsibilities, nondisclosure or inventions, Executive acknowledges and agrees that the Company could suffer immediate and irreparable harm, which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that the Company shall be entitled to seek injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive


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     acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled.

7.2 In the event that the Parties to this Agreement fail to agree on the one or more of the clauses incorporated in this Agreement, both Parties agree to attempt to resolve this disagreement amicably by direct negotiations between Executive and the Board. If such attempts to resolve any disagreement have not been successful after a period of thirty (30) days, then the Parties agree to submit the disagreement to a mutually agreeable mediator, with the costs of such mediation services being shared equally by the Parties.

                        SECTION 8 - TERM AND TERMINATION

8.1 This Agreement will become effective as of the date hereof, and will expire and terminate by its own terms on December 31, 2006, unless there is a Change of Control prior to December 31, 2006.

8.2 During the term of this agreement and prior to a Change of Control, either Party may terminate this Agreement with ninety (90) days written notice. After a Change of Control, the options to terminate this Agreement are defined in Sections 8.4 through 8.7.

8.3 Executive acknowledges and agrees that the Board may terminate Executive's employment at any time, for "cause" in the event (i) Executive violates any material provision of this Agreement, and such violation continues after thirty (30) days written notice to Executive and Executive fails to cure such violation (ii) Executive is convicted of a felony or other crime that would materially damage the reputation and goodwill of the Company or (iii) in the course and scope of employment, Executive engages in fraud, embezzlement, theft or repeated and willful violations of Company policies.

     Upon termination of Executive's employment for "cause" the Company will be obligated, up to and through the Termination date, to pay all compensation due to the Executive through that date, all accrued Supplemental Compensation through that date and other Benefits through that date. Employee will be entitled to exercise all or part of any stock options vested up to and through the Termination Date, for a period of ninety (90) days from the Termination Date.

8.4 In the event of a Change of Control, prior to December 31, 2006, the then remaining term of this Agreement ("Remaining Term") will automatically reset to two (2) years, commencing on the Change of Control Date.

8.5 In the event of a Change of Control, and during the Remaining Term of this Agreement, Executive acknowledges and agrees that the Board may terminate this Agreement, without cause, at the sole discretion of the Board, by providing Executive with ninety (90) days written notice of such termination. If the Board exercises this termination option and so long as Executive complies with the terms of Sections 5 and 6 of this Agreement, the Company will pay to Executive, Termination Payments, defined as (i) the then current Salary (as of the Termination Date) during the Termination Period (ii) the average Supplemental Compensation earned by the Executive in the most recent two fiscal year period, divided by 12 and paid monthly during the Termination Period (iii) all


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     relevant Benefits to which Executive was entitled as of the Termination
     Date, and paid as applicable during the Termination Period and (iv) all unvested stock options held by the Executive will immediately fully vest and Executive will have three (3) years in which to exercise all or any part of those stock options after Termination Date. The payments made pursuant to section (ii) of this paragraph shall be in lieu of all Supplemental Compensation that may have been accrued by Executive for the then current fiscal year (unless Executive elects in writing to take the Supplemental Compensation that may have accrued for the then current fiscal year), as of the Termination Date but not in lieu of any Supplemental Compensation that has been previously awarded to Executive from a previous fiscal year but not actually paid by Company.

8.6 In the event of a Change of Control, and during the Remaining Term of this Agreement, Executive may terminate this Agreement, within ninety (90) days of the occurrence of any one or more of the following events: (i) the Company causes a material adverse change in the overall level of the responsibilities and/or the duties of the Executive (ii) the Company causes a adverse change in Executive's base compensation with base compensation meaning the Executive's Salary, Benefits and Stock Options; (iii) the Company causes a material adverse change in the terms of Executive's Supplemental Compensation, unless offset by an increase in other compensation; (iv) the Company requires that the Executive change his/her primary work location by more than fifty (50) miles or; (v) there occurs a material breach of this Agreement by the Company that continues for more than thirty (30) days after Executive gives written notice to the Company regarding such breach. If the Executive terminates this Agreement pursuant to this Paragraph, the Executive will be entitled to receive the same Termination Payments after termination, as if Executive had been terminated by Company, without cause.

8.7 The Termination Period shall be the time period of thirty six (36) months, but shall terminate earlier if Company can show that (i) Executive directly or indirectly, owns, manages, operates, controls, becomes employed by, participates in, permits his/her name to be used by or becomes connected in any other manner with the ownership, management, operation or control of any business offering seismic processing services or seismic data library products or services, or (ii) Executive recruits, hires, or attempts to recruit or hire, directly or by assisting others, any other employee of the Company, nor shall Executive contact or communicate with any other employee of the Company for the purpose of inducing an employee to terminate his or her employment with the Company. For purposes of this paragraph, "other employee" shall refer to any employee who is still actively employed by the Company at the time of the attempted recruiting or hiring.

8.8 Executive acknowledges and agrees that in the event of Executive's death, this Agreement will terminate immediately, without notice, on the date of Executive's death. Executive acknowledges and agrees that, in the event of his death, the Company will pay to Executive's estate all Salary and Supplemental Compensation due and owing through the date of Executive's death and will immediately vest all unvested stock options and will provide Executive's executor or estate three years to exercise all stock options.

8.9 Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event Executive becomes physically or mentally disabled, as


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     defined by 29 C.F.R. Section 1630.2(g)(1), and cannot perform the essential functions of his/her position as set forth herein, with or without reasonable accommodation. In such event, the Company will pay Executive's Salary during the waiting period under a disability policy maintained for Executive for a period not to exceed six (6) months. The Company agrees to use all reasonable efforts to obtain disability insurance at regular premium rates to provide disability income protection for Executive for at least a ten (10) year period following such disability.

8.10 Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of Executive or at the insistence of the Company, Executive will return to the Company, within ninety (90) days of the time when notice of termination is communicated by either Party, or sooner if requested by the Company, any and all equipment, literature, documents, data, information, order forms, memoranda correspondence, customer and prospective customer lists, customer's orders, records, cards or notes acquired, supplier and prospective supplier lists, franchisee and prospective franchisee lists and Trade Secrets and Confidential Information, compiled or coming into Executive's knowledge, possession or control in connection with his activities as an employee of the Company, as well as all machines, parts, equipment or other materials received from the Company or from any of its customers, agents or suppliers, in connection with such activities.

                            SECTION 9 - SEVERABILITY

Executive and Company acknowledge and agree that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Executive and Company acknowledge and agree that, in the event that any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable provided however that an Executive's right to Termination Payments cannot be severed from the conditions set forth in Sections 5, 6 and 8.

                              SECTION 10 - WAIVER

Both Parties acknowledge and agree that the failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

                      SECTION 11 - SUCCESSORS AND ASSIGNS

11.1 Executive acknowledges and agrees that this Agreement may be assigned by the Company to any successor-in-interest, without the notice or consent of Executive, and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee.

11.2 Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and may not be assigned, and that this Agreement shall be enforceable by Executive only. In the event of Executive's death or disability, this Agreement shall be enforceable by Executive's estate, executors and/or legal representatives, only to the extent provided herein.


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                           SECTION 12 - CHOICE OF LAW

Both Parties acknowledge and agree that the laws of the State of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Company and Executive.

                           SECTION 13 - MODIFICATION

13.1 Both Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the Parties; that the Parties have executed this Agreement based upon the express terms and provisions set forth herein; that the Parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement, specifically including any prior agreements concerning confidentiality.

13.2 Both Parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by an authorized officer of the Company; (iv) is signed by Executive; and (v) is approved by the Board.

                        SECTION 14 - LEGAL CONSULTATION

Executive and the Company acknowledge and agree that both Parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

EXECUTED as of the date first set forth above.


         /s/Michael K. Lambert
---------------------------------------
Executive


GX TECHNOLOGY CORPORATION


By:      /s/ Signature
   ------------------------------------

Title:   Officer
      ---------------------------------


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